(BW)(BUFFETS HOLDINGS) Buffets Holdings, Inc. Announces Results for the Second Quarter and Same Store Sales Guidance for the Third Quarter of Fiscal 2005

        EAGAN, Minn. — (BUSINESS WIRE) — January 13, 2005 — Buffets Holdings, Inc. (“Buffets Holdings”) today reported operating results for its second quarter ended December 15, 2004.

        Buffets Holdings reported sales of $205.2 million for the 12-week second quarter ended December 15, 2004 as compared with sales of $211.3 million for the second quarter ended December 17, 2003. This decline was primarily due to a reduction in operating weeks, partially offset by an increased average check. During the past twelve months, Buffets Holdings closed 13 restaurants and opened four. Average weekly sales for second quarter of fiscal 2005 of $48,141 were 0.6% lower than comparable prior year period average weekly sales of $48,435. Same-store sales for the second quarter of 2005 decreased by 2.3% as compared to those reported for the comparable prior year period. This decrease reflected a 4.1% decline in guest traffic and a 1.8% improvement in average check.

        Net loss for the second quarter of fiscal 2005 was $1.4 million as compared to net income of $2.6 million for the second quarter of fiscal 2004. The net loss for the second quarter of fiscal 2005 included pretax charges of approximately $1.3 million in severance expense related to a reduction of headquarter staff and the replacement of the Chief Executive Officer, a $0.8 million loss on refinancing in connection with the withdrawal of the initial public offering of Income Deposit Securities, as well as $0.7 million in losses on disposal primarily associated with the closure of three restaurants.

        Sales for the 24-week period ended December 15, 2004 were $422.4 million versus sales for the comparable prior year period of $430.9 million. The decline in sales was primarily attributable to the closure of 13 buffet restaurants, partially offset by the opening of four units, over the past twelve months. Average weekly sales for the first 24 weeks of fiscal 2005 of $49,384 were 0.3% higher than average weekly sales for the comparable prior year period. Same-store sales for the first half of fiscal 2005 decreased by 1.0% compared to the comparable prior year period, reflecting a 3.2% decline in guest traffic offset by a 2.2% increase in average check.

        Net loss for the first 24 weeks of fiscal 2005 was $0.3 million, compared with net income of $6.5 million for the first half of fiscal 2004. Net income for the 24 weeks ended December 17, 2003 included approximately $1.2 million of net proceeds received as partial settlement of an insurance claim from a previous year. Net loss for the first half of fiscal 2005 included pretax charges of approximately $1.3 million in severance expense, a $0.8 million loss on refinancing in connection with the withdrawal of the initial public offering of Income Deposit Securities, a $1.9 million loss related to the early extinguishment of a portion of Buffets, Inc.'s 11¼% senior subordinated notes, as well as $1.7 million in losses on disposal primarily associated with the closure of nine restaurants and the cancellation of two new store openings.

        Buffets Holdings also announced that it currently expects same-store sales for the third quarter of fiscal 2005 (the 16-week period ending April 6, 2005) to range between flat and a two percent decline versus the comparable period in fiscal 2004.

        Buffets Holdings will be conducting a conference call to discuss operating results for the quarter ended December 15, 2004, on Thursday, January 13, 2005 at 11:00 a.m. (Eastern). You may access this call starting at 10:45 a.m. (Eastern).

        The conference phone number is 1-888-228-7864 and the conference ID number is 2939175. Roe Hatlen, the Chief Executive Officer of Buffets Holdings, is the conference call leader. In consideration of your fellow participants, the Company requests that cellular phones not be used. The conference call will be recorded and available for playback through Friday, January 21, 2005 at 6:00 p.m. (Eastern). Playback can be reached by dialing 1-800-642-1687 and requesting conference ID number 2939175. Information regarding non-GAAP financial measures discussed in the conference call can be found at www.buffet.com on the financial information page.

        Buffets currently operates 353 restaurants in 33 states comprised of 344 buffet restaurants and nine Tahoe Joe’s Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchises 19 buffet restaurants in seven states.

        The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

        The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results including, specifically, third quarter 2005 same-store sales guidance, to differ materially from those set forth in, or implied by, forward looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets Holdings’ business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets Holdings’ Form 10-K which was filed with the Securities and Exchange Commission on September 28, 2004. The statements in this release reflect Buffets Holdings’ current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

CONTACTS:
Buffets Holdings, Inc., Eagan, MN
R. Michael Andrews, Jr., Chief Operating Officer (651) 365-2626, or
Don Van der Wiel, Vice President, Finance (651) 365-2789

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 15,
	2004	2004
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,072	$31,923
Restricted cash and cash equivalents	16,228	—
Receivables	6,963	6,033
Inventories	18,673	18,280
Prepaid expenses and other current assets	5,244	5,251
Deferred income taxes	15,915	15,263

Total current assets	89,095	76,750
PROPERTY AND EQUIPMENT, net	149,618	143,226
GOODWILL	312,163	312,163
DEFERRED INCOME TAXES	1,033	1,672
OTHER ASSETS, net	15,622	13,893

Total assets	$567,531	$547,704

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$43,280	$38,050
Accrued liabilities	68,663	72,449
Income taxes payable	4,531	3,351
Current maturities of long-term debt	2,300	2,218

Total current liabilities	118,774	116,068
LONG-TERM DEBT, net of current maturities	496,039	478,685
DEFERRED LEASE OBLIGATIONS	21,621	22,469
OTHER LONG-TERM LIABILITIES	7,013	6,962

Total liabilities	643,447	624,184
SHAREHOLDERS' DEFICIT:
Preferred stock; $.01 par value, 1,100,000 shares authorized; none
issued and outstanding as of June 30, 2004 and December 15, 2004	—	—
Common stock; $.01 par value, 3,600,000 shares authorized; 3,185,672 shares issued and outstanding as of June 30, 2004 and 3,152,135 as
of December 15, 2004	32	32
Additional paid in capital	—	12
Accumulated deficit	(75,948)	(76,524)

Total shareholders' deficit	(75,916)	(76,480)

Total liabilities and shareholders' deficit	$567,531	$547,704

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Weeks Ended		Twenty Four Weeks Ended
	December 17,	December 15,	December 17,	December 15,
	2003	2004	2003	2004
	(Unaudited)
	(In thousands)

RESTAURANT SALES	$211,275	$205,175	$430,883	$422,383
RESTAURANT COSTS:
Food	68,949	67,197	140,209	138,240
Labor	65,117	62,586	133,519	126,892
Direct and occupancy	49,345	50,306	100,375	102,081

Total restaurant costs	183,411	180,089	374,103	367,213
ADVERTISING EXPENSES	6,270	5,048	11,892	10,845
GENERAL AND ADMINISTRATIVE EXPENSES	9,504	10,954	18,579	20,850

OPERATING INCOME	12,090	9,084	26,309	23,475
INTEREST EXPENSE	8,754	11,094	17,596	21,931
INTEREST INCOME	(93)	(181)	(185)	(246)
LOSS RELATED TO REFINANCING	—	835	—	835
LOSS RELATED TO EARLY EXTINGUISHMENT
OF DEBT	—	—	—	1,923
OTHER INCOME	(245)	(207)	(843)	(420)

INCOME (LOSS) BEFORE INCOME TAXES	3,674	(2,457)	9,741	(548)
INCOME TAX EXPENSE (BENEFIT)	1,120	(1,068)	3,220	(255)

Net income (loss)	$2,554	$(1,389)	$6,521	$(293)

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twenty Four Weeks Ended
	December 17,	December 15,
	2003	2004
	(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Net income (loss)	$6,521	$(293)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	15,431	15,163
Amortization of debt issuance cost	613	658
Accretion of original issue discount	366	5,506
Loss related to early extinguishment of debt .	—	1,923
Deferred income taxes	2,037	13
Loss (gain) on disposal of assets	(140)	1,655
Changes in assets and liabilities:
Receivables	(313)	930
Inventories	(474)	80
Prepaid expenses and other current assets	2,801	(7)
Accounts payable	(4,621)	(5,230)
Accrued and other liabilities	2,885	4,583
Income taxes payable	1,424	(1,180)

Net cash provided by operating activities	26,530	23,801

INVESTING ACTIVITIES:
Purchase of fixed assets	(17,232)	(10,343)
Acquisition of 20% minority interest in Tahoe Joe's Inc.	(370)	—
Proceeds from sale of other assets	1,577	900

Net cash used in investing activities	(16,025)	(9,443)

FINANCING ACTIVITIES:
Repayment of debt	(1,805)	(8,672)
Issuance of stock	—	13
Repurchase of stock	(171)	(284)
Reduction of restricted cash available for early
extinguishment of debt	—	16,228
Use of restricted cash for early extinguishment of debt	—	(15,736)
Debt issuance costs	—	(56)

Net cash used in financing activities	(1,976)	(8,507)

NET CHANGE IN CASH AND CASH EQUIVALENTS	8,529	5,851
CASH AND CASH EQUIVALENTS, beginning of period	15,855	26,072

CASH AND CASH EQUIVALENTS, end of period	$24,384	$31,923

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for—
Interest (net of capitalized interest of $108 and $139)	$15,173	$14,595

Income taxes	$(243)	$911